Contact: Nicole L'Huillier

802-985-1362

nicole @vtbear.com

For Immediate Release

Vermont Teddy Bear Co® reports 29% increase in holiday gift orders:

PajamaGram orders up 147% in December

Shelburne, VT - December 27, 2004 -The Vermont Teddy Bear Company® (NASDAQ: BEAR) today reported a 29% increase to orders booked during the holiday period from December 1 to December 26. The Vermont Teddy Bear Company received approximately 105,000 orders this year for its Bear-Gram, PajamaGram, TastyGram and Calyx & Corolla gift products, as compared to approximately 81,000 orders taken during the same period last year. The Company received approximately 33,000 orders for its PajamaGram segment as compared to approximately 13,000 orders last year, representing an increase of 147%. In addition, the Company received 28,000 Bear-Gram orders, an 8% increase; 43,000 Calyx & Corolla orders, a 4% increase, and 1,700 TastyGram orders, a 45% increase over the comparable period last year.

"Our top-line success this holiday is entirely attributed to the organic growth of our four business segments", said CEO Elisabeth Robert. "The PajamaGram segment that we launched from a mere idea in April 2002, is now larger than the flagship BearGram segment in numbers of orders for the Christmas selling season. After successfully testing new marketing strategies for PajamaGrams last Mother's Day, we layered a much larger catalog and television advertising campaign on top of our developing radio campaign in this segment to drive the increase in holiday volume."

Valentine's Day has long been the Company's number one holiday for Bear-Gram gift orders and, in the fiscal year ended June 30, 2004, this holiday still generated over 25% of the Company's annual revenues. Last year, the Company shipped approximately 140,000 Valentine's Day orders comprised of BearGram, PajamaGram, Calyx & Corolla and TastyGram gift packages. During Mother's Day, traditionally the Company's second busiest holiday, the Company received approximately 112,000 orders for its Bear-Gram, PajamaGram, TastyGram and Calyx & Corolla gift products.

"As we have expanded into new gift product categories, we have successfully added women gift buyers to our customer base. As a result, Christmas is now growing significantly, allowing us to leverage our supply chain, our operating infrastructure and our direct marketing expertise for more extended periods during the year."

A Vermont Teddy Bear Company Bear-Gram gift is a popular alternative to sending flowers that includes a customized Vermont Teddy Bear accompanied by a personal greeting card and gourmet chocolate in a colorful gift box with air-hole. Orders are placed by calling 1-800-829-BEAR or at Vermontteddybear.com.

The PajamaGram Company is a gift service where customers can pamper their loved ones by sending pajamas and spa products in luxurious packaging by calling 1-800-GIVE-PJS or shopping at Pajamagram.com.

The TastyGram Company specializes in the delivery of deliciously presented gourmet foods and sweets when customers call 1-800-82-TASTY or shop at Tastygram.com.

Calyx & Corolla delivers premium direct-from-the-grower floral gifts when customers order through its catalog, by phone at 1-800-800-7788 or online at Calyxandcorolla.com.

The foregoing can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from those suggested by the statements above.